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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated November 2, 2016

Pursuant to Rule 424(b)(5)
Registration No. 333-212764

PROSPECTUS SUPPLEMENT
(To prospectus dated July 29, 2016)

            Shares

Heartland Financial USA, Inc.

Common Stock

        We are offering            shares of our common stock.

        Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol "HTLF." On November 1, 2016, the last sale price of the shares as reported on the Nasdaq Global Select Market was $38.25 per share.

        Investing in our common stock involves risks. See the "Risk Factors" section beginning on page S-9 of this prospectus supplement and in the documents we file with the Securities and Exchange Commission for a discussion of certain risks that you should consider before investing in our common stock.

        The underwriter has agreed to purchase our common stock at a price of $            per share, which will result in approximately $            gross proceeds to us, before expenses. The underwriter may offer our common stock from time to time in transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See "Underwriting" for additional information.

        On October 18, 2016, our board of directors declared a $0.10 per share dividend, payable on December 2, 2016, to stockholders of record on November 18, 2016. We expect that this offering will close before November 18, 2016, and that investors in this offering will receive our dividend payable on December 2, 2016.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The shares of common stock to be sold in this offering are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.

        The underwriter expects to deliver the shares on or about                    , 2016.

RAYMOND JAMES

The date of this prospectus supplement is                    , 2016.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

        All references in this prospectus supplement and the accompanying prospectus to "Heartland," "we," "us," "our," and "our company" are to Heartland Financial USA, Inc. and not to our consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

        This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, is available to you without charge upon written or oral request to Heartland at the address or telephone number indicated in the section entitled "Where You Can Find More Information" in this prospectus supplement.

        This document contains two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are selling the common stock and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus dated July 29, 2016, which contains and incorporates by reference a more general description of the securities we may offer from time to time, some of which does not apply to the common stock we are offering, and important business and financial information about us.

        This document is not a prospectus for the purposes of the European Union's Directive 2003/71/EC (and any amendments thereto) as implemented in member states of the European Economic Area (the "Prospectus Directive"). This document has been prepared on the basis that all offers of the shares of our common stock offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such shares of our common stock.

        The communication of this document and any other document or materials relating to the issue of the shares of our common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom's Financial Services and Markets Act 2000, as amended (the "FSMA"). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as "relevant persons"). In the United Kingdom, the shares of our common stock offered hereby are only available to, and any investment or investment activity to which this document relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        Before you invest in the common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described under "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus relating to this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or

S-i

inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public through the Internet at the SEC web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, NY 10006. For further information on obtaining copies of our public filings at The NASDAQ Stock Market, you should call 1-212-401-8700.

        The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus supplement and the accompanying prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2015 and the information incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our definitive proxy statement dated April 6, 2017;

  •
  Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016

  •
  Current Reports on Form 8-K filed with the SEC on January 21, 2016, February 11, 2016, March 16, 2016, May 20, 2016 and October 31, 2016 (excluding the Current Report on Form 8-K "furnished" to but not "filed" with the SEC pursuant to Item 7.01 of Form 8-K on October 31, 2016); and

  •
  The description of our common stock and preferred share purchase rights included in our registration statements on Form 8-A initially filed with the SEC on October 10, 1999, including any amendment or reports filed for the purpose of updating such description, and in any other registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference any future filings made by it with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus supplement and accompanying prospectus are a part and before the termination of the offering of the common stock; provided, however, that we are not incorporating by reference any documents, or portions of documents or other information deemed to have been "furnished" and not "filed" with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

S-ii

        You can obtain a copy of any documents which are incorporated by reference in this prospectus supplement and the accompanying prospectus at no cost by writing or telephoning us at:

Investor Relations
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not offering to sell any of the securities that may be offered hereby in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of our company and its subsidiaries. Statements preceded by, followed by or that include words such as "may," "will," "expect," "intend," "anticipate," "continue," "estimate," "project," "believe," "plan" or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of such act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in the applicable prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

        The following prospectus supplement summary highlights selected information from this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this prospectus supplement summary together with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled "Risk Factors" in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2015. In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements."

Heartland Financial USA, Inc.

        We are a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended. We conduct a community banking business through independently chartered community banks (collectively, the "Bank Subsidiaries") operating in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. We have ten community Bank Subsidiaries, which operate a total of 108 bank locations. All ten of our banking subsidiaries are members of the Federal Deposit Insurance Corporation (the "FDIC"). We also have five non-banking subsidiaries, including a consumer finance company with offices in Iowa, Illinois and Wisconsin, a subsidiary involved in property management, a community development company and two multi-line insurance agencies, as well as eight special-purpose trust subsidiaries formed to offer cumulative capital securities.

        The principal business of our Bank Subsidiaries consists of making loans to and accepting deposits from businesses and individuals. Our Bank Subsidiaries provide full service commercial and retail banking in their communities. Both our loans and our deposits are generated primarily through strong banking and community relationships, and through management that is actively involved in the community. Our lending and investment activities are funded primarily by core deposits. This stable source of funding is achieved by developing strong banking relationships with customers through value-added product offerings, competitive market pricing, convenience and high-touch personal service. Deposit products, which are insured by the FDIC to the full extent permitted by law, include checking and other demand deposit accounts, NOW accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts, health savings accounts and other time deposits. Loan products include commercial and industrial, commercial real estate, small business, agricultural, real estate mortgage and consumer loans, and credit cards for commercial, business and personal use.

        We supplement the local services of our Bank Subsidiaries with a full complement of ancillary services, including wealth management, investment, trust, insurance services. We provide convenient electronic banking services and client access to account information through business and personal online banking, mobile banking, bill payment, remote deposit capture, treasury management services, debit cards and automated teller machines.

        Heartland has grown significantly in recent years through acquisitions of bank holding companies and banks. We acquired two bank holding companies (along with their subsidiary banks) and two banks in 2015, and we completed the acquisition of Colorado-based CIC Bancshares, Inc. (and its bank subsidiary, Centennial Bank) in February 2016.

        Heartland continues aggressively to seek growth through additional acquisitions. On October 29, 2016, we entered into a merger agreement providing for the acquisition of Founders Bancorp and its bank subsidiary, Founders Community Bank, located in San Luis Obispo County, California (the "Founders Bancorp Acquisition"). See "—Recent Developments—Acquisition of Founders Bancorp."

We are currently evaluating other bank holding company and bank acquisitions, and may announce that we have entered into one or more additional agreements to acquire bank holding companies or banks before the end of 2016. However, other than the merger agreement relating to the Founders Bancorp Acquisition, we do not have any agreements, arrangements or understandings regarding any possible acquisitions.

        Our first and largest Bank Subsidiary, Dubuque Bank and Trust Company, was originally incorporated in Iowa in 1935. We were formed to serve as its holding company in 1981, and we reincorporated in Delaware in 1993. Our common stock is traded on the Nasdaq Global Select Market under the ticker symbol "HTLF." Our principal executive offices are located at 1398 Central Avenue, Dubuque, Iowa 52001. Our telephone number is (563) 589-2100. Our website address is www.htlf.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

  Recent Heartland Operating Results

        On October 31, 2016, we announced our operating results for the quarter ended September 30, 2016. Our net income available to common stockholders was $20.2 million, or $0.81 per diluted common share, during the quarter ended September 30, 2016, compared to $14.4 million, or $0.69 per diluted common share, for the quarter ended September 30, 2015. A majority of the growth in net income was attributable to the acquisitions of Premier Valley Bank and CIC Bancshares, Inc., which were completed on November 30, 2015 and February 5, 2016, respectively.

        Our return on average common equity was 11.64% and return on average assets was 0.98% during the third quarter of 2016, compared to 11.40% and 0.85%, respectively, during the third quarter of 2015.

        Net interest margin, expressed as a percentage of average earning assets, was 3.97% during the third quarter of 2016, compared to 3.85% during the third quarter of 2015. Interest income for the third quarter of 2016 was $81.7 million, an increase of $14.4 million (or 21%), compared to interest income of $67.3 million recorded in the third quarter of 2015. Interest expense for the third quarter of 2016 was $8.0 million, an increase of $462,000 (or 6%) from $7.5 million in the third quarter of 2015. Net interest income increased $14.0 million (or 23%) to $73.7 million in the third quarter of 2016, compared to net interest income of the $59.7 million recorded in the third quarter of 2015.

        Noninterest income and noninterest expenses increased in the third quarter of 2015 from the third quarter of 2015. Noninterest income was $28.5 million during the third quarter of 2016, compared to $25.0 million during the third quarter of 2015, an increase of $3.5 million (or 14%). Noninterest expenses totaled $68.4 million during the third quarter of 2015, compared to $62.0 million during the third quarter of 2015, an increase of $6.4 million (or 10%).

        Our total assets, loans and deposits increased during the first three quarters of 2016 from the end of 2015, due primarily to the acquisition of CIC Bancshares, Inc. Total assets were $8.20 billion at September 30, 2016, an increase of $507.5 million (or 7%) from $7.69 billion at December 31, 2015. Total loans held to maturity were $5.44 billion at September 30, 2016, compared to $5.00 billion at December 31, 2015, an increase of $437.2 million (or 9%). Total deposits were $6.91 billion at September 30, 2016, compared to $6.41 billion at December 31 year-end 2015, an increase of $506.9 million (or 8%).

        Our nonperforming assets have increased since the end of 2015. Nonperforming assets were $69.5 million (or 0.85% of total assets) at September 30, 2016, compared to $51.7 million (or 0.67% of total assets) at December 31, 2015. Exclusive of $3.5 million of nonperforming assets, at fair value, acquired in the CIC Bancshares, Inc. transaction, nonperforming assets increased $14.3 million (or

28%) since December 31, 2015. Contributing to the year-to-date increase in nonperforming loans during 2016 was a $9.8 million agribusiness relationship at Dubuque Bank and Trust Company, which is in the process of collection. Based upon a current valuation of the collateral securing this loan relationship, no loss is anticipated on this credit.

        The allowance for loan losses at September 30, 2016, was 1.00% of loans and 94.39% of nonperforming loans, compared to 0.97% of loans and 122.77% of nonperforming loans at December 31, 2015. The provision for loan losses was $5.3 million for the third quarter of 2016 compared to $3.2 million for the third quarter of 2015.

  Acquisition of Founders Bancorp

        On October 29, 2016, we entered into a merger agreement providing for the acquisition by Heartland of Founders Bancorp in a transaction valued at approximately $29.1 million, subject to adjustment. Of the merger consideration, 70% will be in the form of shares of our common stock and 30% will be paid in cash.

        Immediately after the closing of the Founders Bancorp Acquisition, Founders Community Bank, a wholly owned subsidiary of Founders Bancorp with banking operations in San Luis Obispo County, California, will be merged into our California-based subsidiary, Premier Valley Bank. The banking centers of Founders Community Bank will continue to operate under the Founders Community Bank name, and the business of a new Premier Valley bank office that we currently plan to open in San Luis Obispo, California, will also be conducted under the Founders Community Bank name.

        The issuance of our common stock to shareholders of Founders Bancorp as consideration for their shares of Founders Bancorp common stock in the Founders Bancorp Acquisition is expected to be a tax-free exchange. The closing of the acquisition is subject to customary closing conditions (including approvals by the shareholders of Founders Bancorp shareholders and bank regulatory authorities), and the closing of the transaction is expected to occur during the first quarter of 2017. We expect the Founders Bancorp Acquisition to be accretive to our earnings per share during 2018.

        Founders Community Bank is an 11-year-old community bank with approximately $199.0 million in total assets, $107.0 million in loans and $180.0 million in deposits as of September 30, 2016. Founders Bancorp had $18.3 million in total equity as of September 30, 2016. The bank serves customers from four banking centers in the communities of San Luis Obispo, Paso Robles and Morro Bay, and a small business lending center in Atascadero, California. Following the closing of Founders Bancorp Acquisition, we will have 112 full-service banking locations in our 12-state footprint.

SUMMARY OF THE OFFERING

        The following summary highlights selected information from this prospectus supplement and the accompanying prospectus about our common stock and this offering. This description is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully before making a decision about whether to invest in our common stock. You should pay special attention to the "Risk Factors" section beginning on page S-9 of this prospectus supplement and the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2015, as such discussion may be amended or updated in other reports filed by us with the SEC, to determine whether an investment in our common stock is appropriate for you. This prospectus supplement includes forward-looking statements that involve risks and uncertainties. For a more complete understanding of our common stock, you should read the sections entitled "Description of Common Stock" beginning on page 20 of the accompanying prospectus. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Common stock we are offering	shares.
Common stock outstanding after this offering	shares.
NASDAQ Global Select Market symbol for our common stock	"HTLF"
Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $          million, after deducting estimated offering expenses payable by us. We intend to use the net proceeds from the sale of our common stock for general corporate purposes, which may include, among other things, working capital, debt repayment or the financing of possible acquisitions. Currently, other than the merger agreement relating to the Founders Bancorp Acquisition, we do not have any agreements, arrangements or understanding regarding any possible acquisitions. We will retain broad discretion over the use of the net proceeds of this offering. For more information, see "Use of Proceeds."

Risk Factors

Please refer to the section entitled "Risk Factors" beginning on page S-9 and in our Annual Report on Form 10-K for the year ended December 31, 2015 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Dividend Policy

The payment of future cash dividends on our common stock is at the discretion of our board of directors and subject to a number of factors, including prior dividend rights of our preferred stock, our earnings, capital requirements, liquidity needs and financial condition. In addition, there are a number of limitations on the ability of the Bank Subsidiaries to pay dividends to us, which in turn, limits our ability to pay dividends to holders of our common stock. For more information, see "Dividend Policy."

        The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of June 30, 2016 (24,543,376 shares of common stock) and excludes:

  •
  1,003,655 shares of common stock reserved for issuance under our long-term equity incentive compensation plans as of June 30, 2016, including:

  •
  89,450 shares of common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $24.34 per share;

  •
  366,126 shares of common stock issuable upon the vesting of restricted stock unit awards (assuming our outstanding performance-based restricted stock units vest at target levels);

  •
  500,000 shares of common stock reserved for issuance under our employee stock purchase plan;

  •
  119,665 shares of common stock issuable upon conversion of our 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (the "Series D Preferred Stock") at a conversion rate of 39.8883 shares of common stock for each share of Series D Preferred Stock;

  •
  73,394 shares of common stock issuable upon conversion of our 6.50% Subordinated Notes Due 2019 (the "Subordinated Notes") at a conversion rate of 36.6972 shares of common stock for every $1,000 of debt; and

  •
  Approximately 545,000 shares of common stock that we expect to issue upon the consummation of the Founders Bancorp Acquisition.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The summary selected consolidated financial data of Heartland presented below as of and for each of the years in the three-year period ended December 31, 2015 are derived from Heartland's audited historical financial statements. The summary selected consolidated financial data presented below as of and for the six-month periods ended June 30, 2016 and 2015 are derived from Heartland's unaudited interim consolidated financial statements.

        This information is only a summary and should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2016. The historical results presented below or included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus are not necessarily indicative of the future performance of Heartland.

	For the Six Months Ended June 30, (unaudited)		For the Years Ended December 31,
(Dollars in thousands, except share data)	2016	2015	2015	2014	2013
Statement of Income Data
Interest income	$162,015	$128,543	$265,968	$237,042	$199,511
Interest expense	16,190	16,969	31,970	33,969	35,683

Net interest income	145,825	111,574	233,998	203,073	163,828
Provision for loan and lease losses	4,185	7,345	12,697	14,501	9,697

Net interest income after provision for loan and lease losses	141,640	104,229	221,301	188,572	154,131
Noninterest income(1)	60,604	61,324	110,685	82,224	89,618
Noninterest expenses(1)	141,329	123,096	251,046	215,800	196,561
Income taxes	19,936	11,588	20,898	13,096	10,335

Net income	40,979	30,869	60,042	41,900	36,853
Net (income) loss available to noncontrolling interest, net of tax	—	—	—	—	(64)

Net income attributable to Heartland	40,979	30,869	60,042	41,900	36,789
Preferred dividends and discount	(220)	(408)	(817)	(817)	(1,093)
Interest expense on convertible debt	31	—	—	—	—

Net income available to common stockholders	$40,790	$30,461	$59,225	$41,083	$35,696

Per Common Share Data
Net income—diluted	$1.66	$1.47	$2.83	$2.19	$2.04
Cash dividends	$0.20	$0.20	$0.45	$0.40	$0.40
Dividend payout ratio	12.05%	13.61%	15.90%	18.26%	19.61%
Common stockholders' equity (book value) per share (GAAP)	$27.88	$24.13	$25.92	$22.40	$19.44
Tangible book value per common share (non-GAAP)(2)	$21.65	$20.84	$20.57	$19.99	$16.90
Weighted average shares outstanding-diluted	24,541,356	20,681,800	20,929,385	18,741,921	17,460,066

	At or for the Six Months Ended June 30, (unaudited)		At or for the Years Ended December 31,
	2016	2015	2015	2014	2013
Balance Sheet Data
Investments	$1,859,695	$1,619,412	$1,878,994	$1,706,953	$1,895,044
Loans held for sale	82,538	105,898	74,783	70,514	46,665
Total loans and leases receivable(3)	5,482,258	4,449,823	5,001,486	3,878,003	3,502,701
Allowance for loan and lease losses	(51,756)	(45,614)	48,685	41,449	41,685
Total assets	8,204,401	6,717,007	7,694,754	6,051,812	5,923,716
Total deposits	6,837,572	5,317,269	6,405,823	4,768,022	4,666,499
Long-term obligations	296,895	296,594	263,214	395,705	350,109
Preferred equity	3,777	81,698	81,698	81,698	81,698
Common stockholders' equity	684,186	497,508	581,475	414,619	357,762
Earnings Performance Data
Return on average total assets	1.01%	0.94%	0.88%	0.70%	0.70%
Return on average stockholders' equity	12.63	12.90	11.92	10.62	10.87
Annualized net interest margin (GAAP)	3.98	3.77	3.80	3.77	3.58
Annualized net interest margin, fully taxable equivalent (non-GAAP)(4)	4.15	3.93	3.97	3.96	3.78
Asset Quality Ratios
Nonperforming assets to total assets	0.84%	0.66%	0.67%	0.74%	1.23%
Nonperforming loans and leases to total loans and leases	1.04	0.60	0.79	0.65	1.21
Net loan and lease charge-offs to average loans and leases	0.04	0.15	0.12	0.39	0.22
Allowance for loan and lease losses to total loans and leases	0.94	1.03	0.97	1.07	1.19
Allowance for loan and lease losses to nonperforming loan and leases	90.72	170.78	122.77	165.33	98.27
Consolidated Capital Ratios
Average equity to average assets	8.43%	8.53%	8.55%	8.00%	8.09%
Average common equity to average assets	8.00	7.28	7.35	6.60	6.46
Total capital to risk-adjusted assets	12.34	13.86	13.74	15.73	14.69
Tier 1 capital	10.35	11.56	11.56	12.95	13.19
Common equity Tier 1(5)	8.51	8.04	8.23	—	—
Tier 1 leverage	8.29	9.60	9.58	9.75	9.67

(1)
See Note 1 to the consolidated financial statements for reclassifications presented in the year ended December 31, 2013.

(2)
Tangible book value per common share is total common stockholders' equity less goodwill and intangible assets, net, divided by common shares outstanding. This is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate financial condition and capital strength. This measure should not be considered a substitute for operating results determined in accordance with GAAP. See Reconciliation of Tangible Book Value Per Common Share (non-GAAP) on page S-8.

(3)
Excludes loans held for sale.

(4)
Computed on a fully taxable equivalent basis using an effective tax rate of 35%. Annualized net interest margin, fully taxable equivalent, is a non-GAAP measure, which adjusts net interest income for the tax-favored status of certain loans and securities. Management believes this measure enhances the comparability of net interest income arising from taxable and tax-exempt sources. This measure should not be considered a substitute for operating results determined in accordance with GAAP. See Reconciliation of Annualized Net Interest Margin, Fully Taxable Equivalent (non-GAAP) on page S-8.

(5)
Prior to the adoption of Basel III requirements effective January 1, 2015, the common equity Tier 1 capital ratio was not a capital standard required by bank regulatory agencies.

	For the Six Months Ended June 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2015	2014	2013
Reconciliation of Tangible Book Value Per Common Share (non-GAAP)
Common stockholders' equity (GAAP)	$684,186	$497,508	$581,475	$414,619	$357,762
Less goodwill	$127,699	$54,162	$97,852	$35,583	$35,583
Less other intangible assets, net	$25,213	$13,642	$22,020	$8,948	$11,171

Tangible common stockholders' equity (non-GAAP)	$531,274	$429,704	$461,603	$370,088	$311,008

Common shares outstanding	24,543,376	20,614,325	22,435,693	18,511,125	18,399,156
Common stockholders' equity (book value) per share (GAAP)	$27.88	$24.13	$25.92	$22.40	$19.44
Tangible book value per common share (non-GAAP)	$21.65	$20.84	$20.57	$19.99	$16.90

	For the Six Months Ended June 30, (unaudited)		For the Years Ended December 31,
	2016	2015	2015	2014	2013
Reconciliation of Annualized Net Interest Margin, Fully Taxable Equivalent (non-GAAP)
Net Interest Income (GAAP)	$145,825	$111,574	$233,998	$203,073	$163,828
Plus taxable equivalent adjustment	6,187	4,801	10,216	10,298	9,465

Net interest income—taxable equivalent (non-GAAP)	$152,012	$116,375	$244,214	$213,371	$173,293

Average earning assets	$7,361,775	$5,964,112	$6,152,090	$5,384,275	$4,582,296

Annualized net interest margin (GAAP)	3.98%	3.77%	3.80%	3.77%	3.58%
Annualized net interest margin, fully taxable equivalent (non-GAAP)	4.15%	3.93%	3.97%	3.96%	3.78%

RISK FACTORS

        An investment in our common stock is subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the information included in our Annual Report on Form 10-K for the year ended December 31, 2015 and other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that management is not aware of or that management currently deems immaterial may also impair our business operations. This prospectus supplement and the accompanying prospectus are qualified in their entirety by these risk factors. If any of these risks actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of shares of our common stock could decline significantly, and you could lose all or part of your investment.

Risks Related to Our Common Stock and this Offering

The price of our common stock may fluctuate.

        Our common stock price can fluctuate widely in response to a variety of factors, including: actual or anticipated variations in our quarterly operating results; recommendations by securities analysts; acquisitions or business combinations; capital commitments by or involving Heartland or our Bank Subsidiaries; operating and stock price performance of other companies that investors deem comparable to us; new technology used or services offered by our competitors; new reports relating to trends, concerns and other issues in the financial services industry; and changes in government regulations. General market fluctuations, industry factors and general economic and political conditions and events have caused a decline in our common stock price in the past, and these factors, as well as, interest rate changes, unfavorable credit loss trends, or unforeseen events such as terrorist attacks could cause our stock price to be volatile regardless of our operating results.

We will issue              shares of our common stock if we complete this offering and expect to issue approximately 545,000 shares of our common stock in connection with the Founders Bancorp Acquisition, and may issue additional equity securities in connection with other transactions we may pursue, any of which will result in dilution to the holders of our common stock and may adversely affect the market price of our common stock.

        We will issue              shares of our common stock if we complete this offering and expect to issue approximately 545,000 shares of our common stock in connection with the Founders Bancorp Acquisition. Such issuances of our common stock will cause dilution to the holders of our common stock and may adversely affect the market price of our common stock. We also routinely evaluate opportunities to expand through acquisitions and may issue additional equity securities in connection with such acquisitions. The issuance of additional equity securities in connection with other transactions we may pursue could also cause significant dilution to the holders of our common stock, including holders who purchase our common stock in this offering. We are not restricted from issuing additional shares of our common stock, including securities that are convertible into or exercisable or exchangeable for common stock, except for the restrictions contained in our underwriting agreement with the underwriter, which restricts our ability to do so during the 60-day period beginning on the date of this prospectus supplement, with certain limited exceptions. In addition, if shares of our Series D Preferred Stock were converted into common stock pursuant to their respective terms as further described below, the percentage ownership of holders of our common stock would be diluted proportionally.

        In February 2016, we issued 3,000 shares of Series D Preferred Stock in connection with our acquisition of CIC Bancshares, Inc. The Series D Preferred Stock is convertible into common stock at the option of the holder at a conversion rate of 39.8883 shares of Heartland common stock for each share of Series D Preferred Stock, subject to customary anti-dilution adjustments. At June 30, 2016, 3,000 shares of Series D Preferred Stock remained outstanding. We assumed Subordinated Notes with a face value of $2.0 million in connection with the acquisition of CIC Bancshares, Inc. in February 2016. The Subordinated Notes are convertible into common stock at the option of the holders in any increment at a conversion rate of 36.6972 shares of Heartland common stock for every $1,000 of debt.

        The market price of our common stock could decline as a result of this offering as well as other sales of a large block of shares of our common stock, preferred stock, securities convertible into or exchangeable for, or that represent the right to receive, common stock, or similar securities in the market after this offering, or the perception that such sales could occur.

Management might apply the net proceeds from this offering to uses that do not improve our operating results or increase the value of your investment.

        Our management will have considerable discretion in the application of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess how the proceeds will be used. We intend to use the net proceeds from the sale of our common stock for general corporate purposes, which may include, among other things, working capital, debt repayment or the financing of possible acquisitions. However, the net proceeds may be used for corporate purposes that do not improve our operating results or market value and you will not have the opportunity to evaluate the economic, financial, or other information on which we base our decisions on how to use the proceeds. Pending application of the proceeds, they might be placed in investments that do not produce income or that lose value.

Future sales of shares by existing stockholders could affect our stock price.

        The shares held by our stockholders, including our executive officers and directors, may be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). If any of these stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, shares subject to outstanding options and shares reserved for future issuance under our long-term equity incentive compensation plans and our employee stock purchase plan will become eligible for sale in the public market.

You may not receive dividends on the common stock.

        Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or cease to pay common stock dividends in the future. No assurances can be given that the banks will, in any circumstances, pay dividends to our company. For additional information regarding our dividend practices, you should read the section entitled "Dividend Policy" in this prospectus supplement.

        Subject to the prior dividend rights of the holders of any preferred stock (including the Series D Preferred Stock), dividends may be declared by our board of directors and paid from time to time on outstanding shares of our common stock from any funds legally available therefor and subject to regulatory restriction. As a Delaware corporation, we may pay dividends only out of surplus or if we have no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, policies of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board") caution that a bank holding company should not pay cash dividends unless its net income available to common stockholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition. The Federal Reserve Board possesses enforcement powers over bank holding companies and their bank and non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Our common stock is junior in certain rights and preferences to our outstanding Series D Preferred Stock, and may be junior in rights and preferences to additional preferred stock we may issue in the future.

        Under our articles of incorporation, we have the authority to issue 200,000 shares of preferred stock, par value $1.00 per share, and to set the rights, preferences and other terms thereof, including voting rights of those shares. Shares of our Series D Preferred Stock are currently outstanding and provide the holders of these shares preferential treatment over the holders of our common stock in certain matters, including the payment of dividends. Please read "Description of Common Stock—Series D Preferred Stock" in the accompanying prospectus.

        We may also issue additional preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or voting rights that dilute the voting power of the common stock.

Certain factors and the Heartland stockholder rights plan may have an anti-takeover effect.

        Certain provisions of our certificate of incorporation and our bylaws, in addition to certain federal banking laws and regulations, could make it more difficult for a third party to acquire Heartland without the consent of our board of directors, even if doing so would be perceived to be beneficial to our stockholders. In addition, Heartland's Amended and Restated Rights Agreement (the "Rights Plan") may prevent persons from acquiring 15% or more of Heartland's outstanding stock (with certain limited exceptions) without the permission of our Board of Directors. The combination of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

Future capital needs could result in dilution of your investment.

        Our board of directors may determine from time to time that we need to obtain new capital through the issuance of additional shares of our common stock or other securities. These issuances would dilute the ownership interests of the investors in this offering, and may dilute the per share book value of our common stock. New investors in preferred stock may also have rights, preferences and privileges senior to our holders of common stock, which may adversely impact these stockholders.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $             million, after deducting the estimated offering expenses payable by us. We intend to use the net proceeds from the sale of our common stock for general corporate purposes, which may include, among other things, working capital, debt repayment or the financing of possible acquisitions. Currently, other than the merger agreement relating to the Founders Bancorp Acquisition, we do not have any agreements, arrangements or understandings regarding any possible acquisitions. We will retain broad discretion over the use of the net proceeds of this offering.

        The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.

CAPITALIZATION

        The following table shows our capitalization and short-term indebtedness at June 30, 2016:

  •
  on an actual basis; and

  •
  on an actual basis as adjusted to give effect to the issuance and sale of                        shares of common stock in this offering and the anticipated use of the approximately $             million in net proceeds therefrom as described above under the caption "Use of Proceeds."

        This table should be read in conjunction with the risk factors and our consolidated financial statements and related notes for the year ended December 31, 2015 and the six month period ended June 30, 2016, included and incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information."

	As of June 30, 2016
	Actual	As Adjusted
	(In thousands)
	(Unaudited)
Liabilities:
Total deposits	$6,837,572	$
Short-term borrowings	303,707
Other borrowings	296,895
Accrued expenses and other liabilities	78,264

Total liabilities	$7,516,438	$

Stockholders' Equity:
Preferred stock (par value $1 per share; authorized 200,000 shares; none issued or outstanding other than as indicated in this table below)	$—	$
Fixed Rate Senior Non-Cumulative Perpetual preferred stock, Series D (par value $1 per share; authorized, issued and outstanding 3,000 shares)	3,777
Common stock (par value $1 per share; authorized 30,000,000 shares at June 30, 2016; issued 24,544,261 at June 30, 2016	24,544
Capital surplus	274,682
Retained earnings	384,479
Accumulated other comprehensive income	513
Treasury stock at cost (885 shares at June 30, 2016)	(32)

Total stockholders' equity	$687,963	$
Noncontrolling interest	$—	$

Total equity	$687,963	$

Total liabilities and capitalization	$8,204,401	$

        The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of June 30, 2016 (24,543,376 shares of common stock) and excludes:

  •
  1,003,655 shares of common stock reserved for issuance under our long-term equity incentive compensation plans as of June 30, 2016, including:

  •
  89,450 shares of common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $24.34 per share;

  •
  366,126 shares of common stock issuable upon the vesting of restricted stock unit awards (assuming our outstanding performance-based restricted stock units vest at target levels);

  •
  500,000 shares of common stock reserved for issuance under our employee stock purchase plan;

  •
  119,665 shares of common stock issuable upon conversion of our Series D Preferred Stock at a conversion rate of 39.8883 shares of common stock for each share of Series D Preferred Stock;

  •
  73,394 shares of common stock issuable upon conversion of our Subordinated Notes at a conversion rate of 36.6972 shares of common stock for every $1,000 of debt; and

  •
  Approximately 545,000 shares of common stock that we expect to issue upon the consummation of the Founders Bancorp Acquisition.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "HTLF." The following table sets forth, for the periods indicated, the range of high and low sales prices per share for our common stock as reported on the Nasdaq Global Select Market.

Fiscal Year Ended December 31, 2016	High	Low
Fourth Quarter (through November 1, 2016)	$38.25	$35.30
Third Quarter	$37.90	$33.50
Second Quarter	$35.96	$29.58
First Quarter	$32.44	$25.95

Fiscal Year Ended December 31, 2015	High	Low
Fourth Quarter	$39.45	$31.26
Third Quarter	$38.96	$34.57
Second Quarter	$38.20	$32.42
First Quarter	$33.88	$25.68

Fiscal Year Ended December 31, 2014	High	Low
Fourth Quarter	$27.86	$23.33
Third Quarter	$25.37	$23.10
Second Quarter	$28.27	$22.38
First Quarter	$28.76	$24.17

        The last reported sale price of our common stock on the Nasdaq Global Select Market on November 1, 2016 was $38.25 per share. As of September 30, 2016, there were approximately                  shareholders of record of our common stock. The actual number of common shareholders is greater than the number of record holders, and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

        Holders of our common stock are entitled to receive dividends that the board of directors may declare from time to time. We may only pay dividends out of funds that are legally available for that purpose. There can be no assurance that we will continue to pay dividends on our common stock at the current levels or at all.

        The following table shows the history of per share cash dividends declared and paid on our common stock during 2016, as of the date of this prospectus supplement, and for each of 2015 and 2014.

Calendar Quarter	2016		2015	2014
First	$0.10		$0.10	$0.10
Second	0.10		0.10	0.10
Third	0.10		0.10	0.10
Fourth	—	(1)	0.15	0.10

(1)
On October 18, 2016, our board of directors declared a $0.10 per share dividend, payable on December 2, 2016, to stockholders of record on November 18, 2016. We expect that this offering will close before November 18, 2016, and that investors in this offering will receive our dividend payable on December 2, 2016.

        Subject to the prior dividend rights of the holders of any preferred stock (including the Series D Preferred Stock), dividends may be declared by our board of directors and paid from time to time on outstanding shares of our common stock from any funds legally available therefor and subject to regulatory restriction. As a Delaware corporation, we may pay dividends only out of surplus or if we have no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, policies of the Federal Reserve Board (the "Federal Reserve Board") caution that a bank holding company should not pay cash dividends unless its net income available to common stockholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition. The Federal Reserve Board possesses enforcement powers over bank holding companies and their bank and non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

        Heartland's ability to pay dividends to stockholders is largely dependent upon the dividends it receives from the Bank Subsidiaries, and the Bank Subsidiaries are subject to regulatory limitations on the amount of cash dividends they may pay. Heartland has issued junior subordinated debentures in several private placements conducted in connection with Heartland obtaining financing through the sale of trust preferred securities. Under the terms of the debentures, Heartland may be prohibited, under certain circumstances, from paying dividends on shares of its common stock. None of these circumstances currently exist.

DESCRIPTION OF CAPITAL STOCK

        For a description of our capital stock, please refer to "Description of Common Stock" and "Description of Preferred Stock" in the accompanying prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of shares of our common stock. This summary applies only to non-U.S. Holders that will hold shares of our common stock as capital assets (generally, property held for investment). This summary is based upon the Internal Revenue Code of 1986 (the "Code"), proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, all of which are subject to change, possibly with retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") regarding the matters discussed below, and there can be no assurance that the IRS or a court will agree with the tax consequences described in this summary.

        This summary is for general information only and is not intended to constitute a complete analysis of all U.S. federal income tax considerations relating to the purchase, ownership, and disposition of shares of our common stock. It does not address alternative minimum tax consequences or the additional tax on net investment income, nor does it address the U.S. federal estate and gift tax, or any state, local or other tax consequences. This discussion does not address tax considerations applicable to holders that may be subject to special U.S. federal income tax rules, including, but not limited to:

  •
  financial institutions;

  •
  insurance companies;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  brokers, dealers or traders in stocks, securities, or currencies or notional principal contracts;

  •
  tax-exempt entities;

  •
  certain former citizens or long-term residents of the United States;

  •
  persons that will hold shares of our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes;

  •
  "controlled foreign corporations;"

  •
  "passive foreign investment companies;" and

  •
  partnerships or other pass-through entities.

        If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships considering an investment in shares of our common stock, and the partners in those partnerships, should consult their own tax advisors.

        For purposes of this discussion, a "non-U.S. Holder" means a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes, any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        Prospective purchasers of shares of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local, and other tax consequences of purchasing, owning, or disposing of shares of our common stock.

Distributions

        Distributions of cash or property with respect to shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds both our current and our accumulated earnings and profits, it will constitute a return of capital and will be applied against and reduce the holder's adjusted tax basis in its shares of our common stock, but not below zero. Any remainder will be treated as gain from the sale or exchange of shares of our common stock and will be subject to U.S. federal income tax in the manner described below under "—Gain on Disposition of Common Stock."

        Dividends paid to a non-U.S. Holder generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. Holder is eligible for and properly claims a reduced rate of withholding under an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. Holder) will not be subject to U.S. withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S.

federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person, as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" equal to 30% of its effectively connected earnings and profits (subject to certain adjustments) or at such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        Subject to the remainder of this discussion, any gain realized by a non-U.S. Holder on the disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

  •
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held shares of our common stock.

        A non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition of shares of our common stock in the same manner as if the non-U.S. Holder were a United States person, as defined under the Code. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it may also be subject to the "branch profits" tax equal to 30% of its effectively connected earnings and profits (subject to certain adjustments) or at such lower rate as may be specified by an applicable income tax treaty.

        Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses recognized in the same taxable year by the individual, even though the individual is not considered a resident of the United States under the Code.

        We do not believe that we are or have been, and do not expect to become, a United States real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

        Annual reporting to the IRS and to each non-U.S. Holder will be required as to the amount of distributions (other than certain distributions treated as gain on a sale of stock) paid to such non-U.S. Holder and the amount, if any, of tax withheld with respect to such distributions. This information may also be made available to the tax authorities in the non-U.S. Holder's country of residence. Dividends generally are not subject to "backup withholding" if the non-U.S. Holder properly certifies as to its non-U.S. status (usually by completing an IRS Form W-8BEN, Form W-8BEN-E, or Form W-8ECI).

        The payment of the proceeds of the sale, exchange or other disposition of our common stock to or through the U.S. office of a broker will be subject to both information reporting and backup withholding unless the non-U.S. Holder properly certifies its non-U.S. status or otherwise establishes an exemption. Information reporting requirements, but generally not backup withholding, will also generally apply to payments of the proceeds of a sale, exchange or other disposition of our common stock by non-U.S. offices of U.S. brokers or non-U.S. brokers with certain types of relationships to the United States unless the non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a non-U.S. Holder may be refunded or credited against such non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

        Sections 1471 through 1474 of the Code (commonly referred to as "FATCA") impose a new reporting regime and potentially a 30% withholding tax on certain payments, including payments of dividends on shares of our common stock and, after December 31, 2018, payments of gross proceeds from a disposition of shares of our common stock. This withholding generally applies to payments made to or through a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. These rules generally require that (i) in the case of a foreign financial institution, the financial institution enter into and comply with an agreement with the IRS to identify and provide information in respect of financial accounts with such institution held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity either identify and provide information in respect of its substantial U.S. owners or certify that is has no such U.S. owners. All Non-U.S. Holders generally will be required to furnish certifications (generally on an IRS Form W-8BEN, Form W-8BEN-E, or Form W-8ECI) or other documentation to establish compliance with or an exemption from withholding under FATCA. FATCA withholding will also apply where payments are made through a non-U.S. intermediary that is not FATCA compliant.

        The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. You are encouraged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in shares of our common stock, including the potential applicability of any intergovernmental agreements.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated November     , 2016, we have entered into an underwriting agreement with Raymond James & Associates, Inc. with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase             shares of our common stock. The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby are subject to certain conditions. The underwriter is committed to pay for all of the shares being offered, if any are taken.

        The underwriter has agreed to purchase the shares at a price of $            per share, which will result in approximately $            in aggregate gross proceeds to us, before deducting our estimated out-of-pocket expenses of approximately $             million.

        The underwriter proposes to offer the shares of common stock offered hereby from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, subject to receipt of acceptance by the underwriter and subject to its right to reject any order in part or in whole. The underwriter may effect such transactions by selling the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of our common stock for whom they may act as agents or to whom they may sell as principals. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares shall be deemed underwriting compensation.

        We have agreed to indemnify the underwriter against certain liabilities under the Securities Act. We have also agreed to reimburse the underwriter for certain expenses.

Lock-up Agreements

        Our directors and certain of our executive officers have agreed, subject to customary exceptions, for a period of 60 days after the date of this prospectus supplement, that they will not, without the prior written consent of Raymond James & Associates, Inc.: (a) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of our common stock, options, warrants, performance units or any other securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire our common stock or other of our securities described above in this clause (a) that are held by or beneficially owned by them (collectively, the "Lock-Up Shares"), (b) exercise or seek to exercise or effectuate in any manner any rights of any nature that the person has or may have hereafter to require us to register any disposition of such person's Lock-Up Shares, (c) otherwise participate as a selling securityholder in any manner in any registration of Lock-Up Shares effected by us, or (d) engage in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead to or result in a disposition of Lock-Up Shares, even if such Lock-Up Shares would be disposed of by someone other than such holder, and such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares.

        In addition we have agreed that for 60 days after the date of this prospectus supplement, we will not, directly or indirectly, without the prior written consent of Raymond James & Associates, Inc.: (a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or would be reasonably expected to, result in the disposition by any person at any time in the future of) any shares of common stock or securities convertible into or exchangeable for common stock or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock, (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock, (c) file or cause to be filed a registration statement, including any amendments, with respect to the registration for the offer and sale by us of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any other securities of our company or (d) publicly disclose the intention to do any of the foregoing. These restrictions are subject to customary exceptions, and we also have an exception for any filing of a registration statement on Form S-4 or issuance of shares of common stock in respect of any acquisition or merger transactions so long as the aggregate number of shares to be issued in such transactions during the lock-up period does not exceed 10% of our outstanding common stock.

Price Stabilization, Short Positions, and Penalty Bids

        Until this offering is completed, SEC rules may limit the ability of the underwriter to bid for and purchase shares of common stock. As an exception to these rules, the underwriter may engage in certain transactions that stabilize the price of the shares of common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriter under the option to purchase additional common stock. The underwriter can close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares of common stock compared to the price available under the option to purchase additional shares of common stock. The underwriter may also sell shares of common stock in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the shares of common stock. These activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares of common stock.

        In connection with this transaction, the underwriter may engage in passive market making transactions in the shares of common stock, prior to the pricing and completion of this offering. Passive market making is permitted by Regulation M of the Securities Act and consists of displaying bids no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the shares of common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the shares of common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

        These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the shares of common stock. As a result the price of the shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriter without notice at any time.

Electronic Distribution

        A prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter of the offering, or by its affiliates. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement, the prospectus or the registration statement, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Nasdaq Global Select Market Listing

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "HTLF."

Affiliations

        The underwriter and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which it has received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. In addition to investment banking services that the underwriter and its affiliates provide from time to time, we have banking and brokerage transactions in the ordinary course of business with the underwriter and its affiliates. It is expected that we will continue to use the underwriter and its affiliates for various services in the future.

Notice to Canadian Residents

        This document constitutes an "exempt offering document" as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares of common stock. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the shares of common stock and any representation to the contrary is an offence.

        Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to "connected issuer" and/or "related issuer" relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

  Resale Restrictions

        The offer and sale of the shares of common stock in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of shares of common stock acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares of common stock outside of Canada.

  Representations of Purchasers

        Each Canadian investor who purchases the shares of common stock will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an "accredited investor" as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions ("NI 45-106") or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a "permitted client" as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

  Taxation and Eligibility for Investment

        Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares of common stock and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares of common stock or with respect to the eligibility of the shares of common stock for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

  Rights of Action for Damages or Rescission

        Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an "eligible foreign security" as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a "misrepresentation" as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

  Language of Documents

        Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the shares of common stock herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu'il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus has or will be made in that Relevant Member State, other than:

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  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

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  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter nominated by us for any such offer; or

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  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of our common stock shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Investors in the United Kingdom

        Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any shares of our common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

        All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Offering Restrictions

        The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters related to the offering will be passed upon for the underwriter by Luse Gorman, PC, Washington D.C.

EXPERTS

        The consolidated financial statements of our company as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

PROSPECTUS

Debt Securities
Subordinated Notes
Common Stock
Preferred Stock
Warrants
Rights
Units

        We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

        Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol "HTLF."

        Investing in our securities involves risks. You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See "Risk Factors" on page 3 of this Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is July 29, 2016.

        All references in this prospectus to "Heartland," "we," "us," "our," and "our company" are to Heartland Financial USA, Inc. and not to our consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. In this prospectus, we refer to debt securities, common stock, preferred stock, warrants, rights and units collectively as "securities."

        All references in this prospectus to "$," "U.S. Dollars" and "dollars" are to United States dollars.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a shelf registration process on Form S-3. Under this shelf registration, we may sell the securities described in this prospectus, which include debt securities, subordinated notes, common stock, preferred stock, warrants, rights and units. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we are offering under this prospectus. You can read that registration statement at the SEC website at www.sec.gov or at the SEC office mentioned under the heading "Where You Can Find More Information."

        This prospectus provides you with a general description of the securities we may offer. Each time we sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you invest.

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

        You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

        Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of our company and its subsidiaries. Statements preceded by, followed by or that include words such as "may," "will," "expect," "intend," "anticipate," "continue," "estimate," "project," "believe," "plan" or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of such act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in the applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

RISK FACTORS

        An investment in our securities involves risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our subsequent quarterly reports on Form 10-Q and other future filings with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

HEARTLAND FINANCIAL USA, INC.

        We are a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended. We conduct a community banking business through independently chartered community banks operating in the states of Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. We have 10 community bank subsidiaries, which operate a total of 108 bank locations serving approximately 210,000 business and consumer households. All 10 of our banking subsidiaries are members of the Federal Deposit Insurance Corporation (the "FDIC"). We also have five non-banking subsidiaries, including a consumer finance company with offices in Iowa, Illinois and Wisconsin, a subsidiary involved in property management, a community development company and two multi-line insurance agencies, as well as eight special-purpose trust subsidiaries formed for the purpose of offering cumulative capital securities.

        The principal business of our bank subsidiaries consists of making loans to and accepting deposits from businesses and individuals. Our bank subsidiaries provide full service commercial and retail banking in their communities. Both our loans and our deposits are generated primarily through strong banking and community relationships, and through management that is actively involved in the community. Our lending and investment activities are funded primarily by core deposits. This stable source of funding is achieved by developing strong banking relationships with customers through value-added product offerings, competitive market pricing, convenience and high-touch personal service. Deposit products, which are insured by the FDIC to the full extent permitted by law, include checking and other demand deposit accounts, NOW accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts, health savings accounts and other time deposits. Loan products include commercial and industrial, commercial real estate, small business, agricultural, real estate mortgage, consumer, and credit cards for commercial, business and personal use.

        We supplement the local services of our bank subsidiaries with a full complement of ancillary services, including wealth management, investment and insurance services. We provide convenient electronic banking services and client access to account information through business and personal online banking, mobile banking, bill payment, remote deposit capture, treasury management services, debit cards and automated teller machines.

        Dubuque Bank and Trust Company, our lead bank subsidiary, was originally incorporated in Iowa in 1935. We were formed to serve as its holding company in 1981, and we reincorporated in Delaware on June 30, 1993. Our principal executive offices are located at 1398 Central Avenue, Dubuque, Iowa 52001. Our telephone number is (563) 589-2100. Our website address is www.htlf.com. The information on our website is not part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities for general corporate purposes, which may include, among other things, working capital, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to fixed charges and preferred stock dividends for the periods indicated are as follows:

Fiscal Year Ended December 31,
Three Months Ended March 31, 2016
	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges
Including Interest on Deposits	3.38x	2.54x	2.27x	2.76x	1.98x	4.49x
Excluding Interest on Deposits	5.39x	4.11x	3.74x	4.94x	3.59x	7.79x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Including Interest on Deposits	3.33x	2.50x	2.23x	2.54x	1.70x	4.42x
Excluding Interest on Deposits	5.20x	3.98x	3.58x	4.16x	2.51x	7.54x

        For purposes of computing these ratios, earnings represent income before income tax expense plus fixed charges. Fixed charges include all interest expense, and the portion deemed representative of the interest factor of rent expense. Preferred stock dividends include dividends paid in 2016, 2015, 2014, 2013, 2012 and 2011 on our Series C Fixed Rate Non-Cumulative Perpetual Preferred Stock, which was issued to the U.S. Department of Treasury under the Small Business Lending Fund program, and dividends paid in 2011 on our Series B Fixed Rate Cumulative Perpetual Preferred Stock, which was issued to the U.S. Department of Treasury under the Troubled Asset Relief Program. These ratios are presented both including and excluding interest on deposits.

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

        We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

        The debt securities will be issued under an indenture between us and a trustee. We have summarized the general features of the debt securities to be governed by the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been filed as an exhibit to the registration statement that we have filed with the SEC. We encourage you to read the indenture for provisions that may be important to you.

General

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement or term sheet.

        We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement or term sheet, relating to any debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

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  the title and ranking of the debt securities (including the terms of any subordination provisions);

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  the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which the principal of the securities is payable;

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  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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  the place or places where principal of, and interest on, the debt securities will be payable (and the method of such payment), where the debt securities may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

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  the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

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  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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  the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

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  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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  the currency of denomination of the debt securities, which may be U.S. Dollars or any foreign currency, and, if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

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  the designation of the currency, currencies or currency units in which payment of principal of and premium, if any, and interest on the debt securities will be made;

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  if payments of principal of and premium, if any, or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

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  the manner in which the amounts of payment of principal of and premium, if any, and interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

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  any provisions relating to any security provided for the debt securities;

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  any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

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  any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

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  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

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  the provisions, if any, relating to conversion or exchange of any debt securities, including, if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

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  any other terms of any series of debt securities, which may supplement, modify or delete any provision of the indenture as it applies to such series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of such debt securities; and

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  whether any of our direct or indirect subsidiaries will guarantee the debt securities, including the terms of subordination, if any, of such guarantees.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and premium, if any, and interest on such debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to the debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the "Depositary"), or a nominee of the Depositary (we herein refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we herein refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement.

        Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        You may effect the transfer of certificated debt securities and the right to receive the principal of and premium, if any, and interest on certificated debt securities only by surrendering the certificate representing such certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

        Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

No Protection in the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a "successor person"), unless:

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  we are the surviving corporation or the successor person (if other than our company) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

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  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

        Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

        Event of default means, with respect to any series of debt securities, any of the following:

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  default in the payment of any interest upon such debt securities of such series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

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  default in the payment of principal of any debt security at its maturity;

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  default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than such series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of such series as provided in the indenture;

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  certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company; and

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  any other event of default provided with respect to debt securities of such series that is described in the applicable prospectus supplement accompanying this prospectus.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        We will provide the trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action we are taking or propose to take in respect thereof.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of such series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of such series are discount securities, such portion of the principal amount as may be specified in the terms of such series) and accrued and unpaid interest, if any, on all debt securities of such series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of such series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

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  such holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of such series; and

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  the holders of at least a majority in principal amount of the outstanding debt securities of such series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of at least a majority in principal amount of the outstanding debt securities of such series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on that debt security on or after the due dates expressed in such debt security, and to institute suit for the enforcement of payment.

        If any debt securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a default or event of default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall deliver to each holder of debt securities of such series notice of a default or event of default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of such series if it in good faith determines that withholding notice is in the interest of the holders of such series of debt securities.

Modification and Waiver

        We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security of such series to:

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  cure any ambiguity, defect or inconsistency;

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  comply with covenants in the indenture described above under the heading "Description of Debt Securities-Consolidation, Merger and Sale of Assets";

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  to provide for uncertificated securities in addition to or in place of certificated securities;

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  to add guarantees with respect to debt securities of any series or secure debt securities of such series;

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  to surrender any of our rights or powers under the indenture;

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  to add covenants or events of default for the benefit of the holders of debt securities of such series;

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  to comply with the applicable procedures of the Depositary;

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  to make any change that does not adversely affect the rights of any holder of debt securities;

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  to provide for the issuance of and establish the form and terms and conditions of debt securities of such series as permitted by the indenture;

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  to effect the appointment of a successor trustee with respect to the debt securities of such series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

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  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

        We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

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  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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  reduce the rate of or extend the time for payment of interest (including default interest) on any debt securities;

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  reduce the principal of or premium, if any, on or change the fixed maturity of any debt securities or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to such series of debt securities;

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  reduce the principal amount of discount securities payable upon acceleration of maturity;

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  waive a default in the payment of the principal of and premium, if any, or interest on any debt securities (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series and a waiver of the payment default that resulted from such acceleration);

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  make the principal of or premium or interest on any debt securities payable in currency other than that stated in the debt securities;

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  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and premium, if any, and interest on such debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

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  waive a redemption payment with respect to any debt securities.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of such series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, and premium, if any, or any interest on any debt securities of such series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of such series on the stated maturity of those payments in accordance with the terms of the indenture and such series of debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

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  we may omit to comply with the covenant described under the heading above "Description of Debt Securities-Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

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  any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of such series, or covenant defeasance.

        The conditions include:

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  depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of and premium, if any, and interest on and any mandatory sinking fund payments in respect of the debt securities of such series on the stated maturity of those payments in accordance with the terms of the indenture and such debt securities; and

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  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

Governing Law

        The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the debt securities, will be governed by the laws of the State of New York.

DESCRIPTION OF SUBORDINATED NOTES

        The following description of the subordinated notes, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the subordinated notes that we may offer under this prospectus. When we offer to sell a particular series of subordinated notes, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of subordinated notes. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

General

        Subordinated notes may be issued in one or more series of our subordinated debt securities and will be issued under a subordinated debt indenture, dated as of December 17, 2014, as amended and supplemented by a supplemental indenture, dated as of December 17, 2014, between us and U.S. Bank National Association, as trustee, which together we refer to in this description as the "Subordinated Note Indenture."

        The subordinated notes will be our general unsecured subordinated obligations and will rank equally with all of our other unsecured subordinated obligations from time to time outstanding. The subordinated notes will rank junior to all of our existing and future Senior Indebtedness to the extent and in the manner set forth in the Subordinated Note Indenture. The subordinated notes will rank senior to our obligations under junior subordinated debt securities issued to our capital trust subsidiaries. In addition, the subordinated notes are effectively subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary banks. See "—Subordination."

        The terms of each series of subordinated notes will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. The particular terms of each series of subordinated notes will be described in a prospectus supplement relating to such series, including any pricing supplement or term sheet.

        We may issue an unlimited amount of subordinated notes under the Subordinated Note Indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement or term sheet, relating to any subordinated notes being offered, the aggregate principal amount and the following terms of the subordinated notes, if applicable:

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  the title of the subordinated notes;

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  any limit upon the aggregate principal amount of the subordinated notes;

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  the date or dates on which the principal of any subordinated notes is payable;

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  the rate or rates at which any subordinated notes shall bear interest, if any, the date or dates from which any such interest shall accrue, the interest payment dates on which any such interest shall be payable and the regular record date for any such interest payable on any interest payment date;

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  the place or places where the principal of and any premium and interest on any subordinated notes shall be payable, the place or places where the subordinated notes may be presented for registration of transfer or exchange, and the place or places where notices or demands to or upon us in respect of the subordinated notes may be made;

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  the period or periods within which the price or prices at which and the terms and conditions upon which any subordinated notes may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the subordinated notes shall be evidenced;

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  our obligation, if any, to redeem or purchase any subordinated notes pursuant to any sinking fund or analogous provisions or at the option of the holder of subordinated notes thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any subordinated notes shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any subordinated notes shall be issuable;

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  if the amount of principal of or any premium or interest on any subordinated notes may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

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  if other than the currency of the United States of America, the currency, currencies or currency units (which, in each instance, shall be acceptable to the trustee) in which the principal of or any premium or interest on any subordinated notes shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose;

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  if the principal of or any premium or interest on any subordinated notes is to be payable, at our election or the holder of subordinated notes, in one or more currencies or currency units other than that or those in which such subordinated notes are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on subordinated notes as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);

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  if other than the entire principal amount thereof, the portion of the principal amount of any subordinated notes which shall be payable upon declaration of acceleration of the maturity thereof;

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  if the principal amount payable at the stated maturity of any subordinated notes will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such subordinated notes as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

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  if applicable, that the subordinated notes, in whole or any specified part, shall be defeasible;

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  if applicable, that any subordinated notes shall be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities;

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  any addition to or change in the events of default which applies to any subordinated notes and any change in the right of the trustee or the requisite holders of subordinated notes to declare the principal amount thereof due and payable;

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  any addition to or change in the covenants which applies to the subordinated notes; and

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  any other terms of the subordinated notes (which terms shall not be inconsistent with the provisions of this Indenture.

Ranking

        The subordinated notes are our general unsecured subordinated obligations and are:

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  subordinated in right of payment to the payment of any of our existing and future Senior Indebtedness;

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  equal in right of payment with any of our existing and future unsecured subordinated indebtedness;

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  rank senior to our obligations relating to the junior subordinated debt securities issued to our capital trust subsidiaries; and

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  effectively subordinated to any existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary banks.

Subordination

        The subordinated notes are subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the subordinated notes will be entitled to receive any amounts under the subordinated notes. These circumstances include when we make a payment or distribute assets to creditors upon our liquidation, dissolution, winding up or reorganization.

        These subordination provisions mean that if we are insolvent, a direct holder of a specific amount of our Senior Indebtedness may ultimately receive more of our assets than a direct holder of the same amount of subordinated notes, and our creditor that is owned a specific amount may ultimately receive more of our assets than a direct holder of the same amount of subordinated notes. The Subordinated Note Indenture does not limit our ability to incur Senior Indebtedness or general obligations, including indebtedness ranking equally with the notes or secured debt.

        Holders of the subordinated notes may not accelerate the maturity of the notes, except upon an event of default. See "—Events of Default" below.

        The Subordinated Note Indenture provides that, unless all principal of and any premium or interest on Senior Indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated notes in the following circumstances:

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  in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets;

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  in the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or, in the event any judicial proceeding shall be pending with respect to any such default; or

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  in the event that any subordinated notes have been declared due and payable before their stated maturity.

        If the trustee or any holders of subordinated notes receive any payment or distribution that is prohibited under the subordination provisions, and if this fact is made known to the trustee or subordinated holders at or prior to the time of such payment or distribution, then the trustee or the holders will have to pay over that money to us.

        Further, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets, any creditors in respect of general obligations (as defined below) will be entitled to receive payment in full of all amounts due or to become due on or in respect of such general obligations, before any amount is made available for payment or distribution to the holders of the subordinated notes.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated notes, we will be in default on our obligations under the subordinated notes if we do not make the payment when due. This means that the trustee and the holders of subordinated notes can take action against us, but they will not receive any money until the claims of the holders of Senior Indebtedness have been fully satisfied.

        The Subordinated Note Indenture allows the holders of Senior Indebtedness to obtain a court order requiring us and any holder of subordinated notes to comply with the subordination provisions.

        The Subordinated Note Indenture defines Senior Indebtedness as:

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  the principal of (and premium, if any) and interest in respect of our indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including obligations incurred in connection with the acquisition of property, assets or businesses;

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  our capital lease obligations;

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  our obligations issued or assumed as the deferred purchase price of property, our conditional sale obligations and our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

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  our obligations arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers' acceptance, security purchase facilities and similar credit transactions;

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  our obligations associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

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  any of the above listed obligations of other persons the payment of which we are responsible or liable for, either directly or indirectly, as obligor, guarantor or otherwise;

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  any of the above listed obligations of other persons secured by any lien on any of our property or assets whether or not we assume that obligation; and

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  any deferrals, renewals or extensions of any of the above listed obligations.

        However, Senior Indebtedness does not include:

  •
  the subordinated notes;

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  trade accounts payable arising in the ordinary course of business; and

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  any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated notes, including: any indebtedness issued to any statutory trust created by us for the purpose of issuing trust securities in connection with such issuance of indebtedness, which shall in all cases be junior to the notes.

        The Subordinated Note Indenture does not contain any limitation on the amount of Senior Indebtedness that we may incur in the future.

        Because we are a holding company, our right and the rights of our creditors, including holders of the subordinated notes, to participate in any distribution of assets of any of our subsidiaries upon their liquidation, reorganization or otherwise would be subject to the prior claims of creditors of the subsidiary (except to the extent that we are a creditor with a recognized claim of equal priority). In the event of any such distribution of assets of any of our bank subsidiaries due in part to their status as insured depository institutions, the claims of depositors and other general or subordinated creditors of the bank subsidiary would be entitled to priority over claims of shareholders of the bank subsidiary, including any claim we might have as the parent holding company of the subsidiary and any claim that one of our creditors might have, such as holders of the subordinated notes.

Events of Default

        The only "events of default" with respect to the notes under the Subordinated Note Indenture are certain events related to our bankruptcy or insolvency, whether voluntary or involuntary, or certain events related to the insolvency of any of three principal subsidiary banks: Dubuque Bank and Trust Company, New Mexico Bank & Trust and Morrill & Janes Bank and Trust Company. If an event of default with respect to the subordinated notes occurs and is continuing, the principal amount of all of the subordinated notes shall become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the subordinated notes. If an event of default with respect to the notes occurs and is continuing, the trustee may enforce its rights and the rights of the holders of the subordinated notes by any judicial proceedings that the trustee deems to be most effectual to do so.

        The maturity of the notes may only be accelerated upon the occurrence of an event of default described above. There is no right of acceleration of the payment of principal of the subordinated notes upon a "default" in the payment of principal of or interest on the subordinated notes or in the performance of any of our covenants or agreements contained in the subordinated notes, in the

Subordinated Note Indenture or any of our other obligations or liabilities. For purposes of the subordinated notes, "default" means (i) a default in the payment of principal of the subordinated notes when due, whether at maturity, by acceleration of maturity or otherwise; and (ii) a default in the payment of interest on the subordinated notes when due, which continues for 30 days. If a default in the payment of principal of or interest on the subordinated notes occurs and is continuing under the Subordinated Note Indenture, the trustee and holders of notes will have a right to institute suit directly against us for the collection of such overdue payment. Other than upon a default in the payment of principal of or interest on the subordinated notes, the holders of the subordinated notes will have limited rights to institute proceedings to enforce the terms of the Subordinated Note Indenture or subordinated notes.

Modification

        From time to time, we, together with the trustee, may, without the consent of the holders of subordinated notes, amend the Subordinated Note Indenture for one or more of the following purposes:

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  to provide for the assumption by a successor corporation of our obligations under the Subordinated Note Indenture;

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  to add to our covenants and the default provisions for the benefit of the holders of subordinated notes;

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  to permit or facilitate the issuance of subordinated notes in bearer form or in uncertificated form;

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  to cure ambiguities, defects or inconsistencies, so long as the amendment does not materially adversely affect the interests of the holders of subordinated notes;

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  to make any other change to the Subordinated Note Indenture that neither applies to any subordinated note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modifies the rights of any subordinated holder with respect to such provision.

        The Subordinated Note Indenture permits us and the trustee, with the consent of the holders of a majority in aggregate principal amount of each series of subordinated notes affected thereby, to modify the Subordinated Note Indenture in a manner affecting the rights of the holders of the subordinated notes of such series; provided, that no modification may, without the consent of the holders of each outstanding subordinated note affected:

  •
  change the maturity of the principal of any subordinated note or the timing of an interest payment on a subordinated note;

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  reduce the principal amount or the rate of interest of any subordinated note;

  •
  reduce the amount of the principal of any subordinated note which would be due and payable upon a declaration of acceleration;

  •
  change the place of payment where, or the coin or currency in which, any subordinated note principal or interest is payable;

  •
  impair the right to institute suit for the enforcement of any such due and payable obligation;

  •
  modify the provisions of the Subordinated Note Indenture with respect to the subordination of the subordinated notes in a manner adverse to the subordinated note holders;

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  reduce the percentage of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Subordinated Note Indenture; or

  •
  reduce the percentage of the principal amount of the subordinated notes, the holders of which are required to consent to any such modification.

Consolidation, Merger, Sale of Assets and Other Transactions

        We will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to any person, unless:

  •
  we are the surviving person or we consolidate with or merge into another person or sell, convey, transfer or lease substantially all of our properties and assets to any person, the successor is organized under the laws of the United States of America or any State or the District of Columbia, and the successor, if not us expressly assumes our obligations relating to the notes and the Subordinated Note Indenture;

  •
  immediately after giving effect to the transaction, no "event of default," and no event which, after notice or lapse of time or both, would become an "event of default" shall have occurred and be continuing; and

  •
  certain other conditions described in the Subordinated Note Indenture are met.

        The general provisions of the Subordinated Note Indenture do not limit our rights to enter into transactions, such as a highly-leveraged transaction, that may adversely affect the holders of the notes.

Satisfaction And Discharge

        The Subordinated Note Indenture provides that when, among other things, all subordinated notes not previously delivered to the trustee for cancellation:

  •
  have become due and payable, or

  •
  will become due and payable at their stated maturity within one year, and we deposit or cause to be deposited with the trustee, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated notes not previously delivered to the trustee for cancellation, for the principal, and interest to stated maturity, then, upon our request, the Subordinated Note Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Subordinated Note Indenture with respect to the subordinated notes. However, we will continue to be obligated to pay all other sums due under the Subordinated Note Indenture and to provide the officer's certificates and opinions of counsel described in the Subordinated Note Indenture.

Defeasance

        We may at any time terminate all of our obligations under the subordinated notes, except for certain obligations, including those respecting the defeasance trust. Our obligations will be deemed to have been discharged on the 91st day after the following applicable conditions have been satisfied:

  •
  we have irrevocably deposited in trust with the trustee or the defeasance agent, if any, money or U.S. government obligations for the payment of principal and interest on the subordinated notes to maturity;

  •
  if the subordinated notes are then listed on any securities exchange, we have delivered to the trustee or defeasance agent an officer's certificate to the effect that our defeasance will not cause the subordinated notes to be delisted from such exchange;

  •
  such defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

  •
  we have delivered to the trustee and the defeasance agent, if any, an opinion of counsel to the effect that holders of the subordinated notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred;

  •
  no event or condition exists that would prevent us from making payments of the principal of or interest on the notes on the date we deposit funds or any time during the 90 days thereafter; and

  •
  certain other conditions set forth in the Subordinated Note Indenture.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The subordinated notes will be issued only in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000.

        The subordinated notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

  •
  DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

  •
  an event of default with respect to the subordinated notes represented by the global note has occurred and is continuing.

        In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

The Trustee

        The trustee for the holders of subordinated notes issued under the Subordinated Note Indenture will be U.S. Bank National Association. If an event of default with respect to the subordinated notes occurs, and is not cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. Subject to the provisions of the Subordinated Note Indenture, the trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Note Indenture at the request of any holders of the subordinated notes, unless they have offered to the trustee security or indemnity reasonably satisfactory to the trustee.

        U.S. Bank National Association is the trustee of the subordinated debentures that support several series of trust preferred securities issued by our capital trust subsidiaries and, in the future, may be the trustee under other indentures pursuant to which we issue debt. Pursuant to the Trust Indenture Act of 1939, if a default occurs with respect to the securities of any series, the trustee will be required to eliminate any conflicting interest as defined in the Trust Indenture Act or resign as trustee with respect to the securities of that series within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

Payment and Paying Agents

        We will pay principal and interest on your subordinated notes at the office of the trustee in Indianapolis, Indiana, or in the City of New York, or at the office of any paying agent that we may designate.

        We will pay any interest on the subordinated notes to the registered owner of the subordinated notes at the close of business on the record date for the interest, except in the case of defaulted interest. Interest payable at maturity of the subordinated notes will be paid to the registered holder to whom principal is payable. We may at any time designate additional paying agents or rescind the designation of any paying agent.

        Any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of and interest on any subordinated note that remains unclaimed for two years after the principal or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Governing Law

        The Subordinated Note Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

        This section summarizes the terms of the common stock that we may offer using this prospectus. This summary does not purport to be complete and is qualified by reference to our certificate of incorporation, as restated and amended (the "certificate of incorporation"), and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain copies.

General

        Our authorized capital stock consists of 30,000,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2016, we had 24,543,376 shares of our common stock outstanding. We have designated the rights and preferences of a series of 16,000 shares of Series A Junior Participating Preferred Stock ("Series A Preferred Stock"), which are issuable upon the exercise of the preferred share purchase rights described below under the heading "Description of Common Stock-Preferred Share Purchase Rights." We have also issued 3,000 shares of 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (the "Series D Preferred Stock"). We had previously designated the terms of 81,698 shares of Series B Perpetual Preferred Stock and 81,698 shares of Series C Fixed Rate Non-Cumulative Perpetual Preferred Stock, but all of those shares have been redeemed. As a result of prior preferred stock designations, we have 17,604 shares of authorized but undesignated preferred stock.

        Our board of directors is authorized to designate the rights and preferences of additional series of preferred stock out of the 17,604 shares that are authorized but undesignated, to establish the number of shares to be included in each such series and to issue and sell shares of any such series without approval of stockholders. Shares of preferred stock that our board creates and issues could have dividend or redemption rights that could adversely affect the availability of earnings for distribution to the holders of our common stock, or voting, conversion or other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock.

        Our common stock is not entitled to any conversion or redemption rights. Holders of our common stock do not have any preemptive right or other subscription rights to subscribe for additional securities we may issue. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue.

Dividend Rights

        Subject to the prior dividend rights of the holders of any preferred stock, dividends may be declared by our board of directors and paid from time to time on outstanding shares of our common stock from any funds legally available therefor and subject to regulatory restriction. As a Delaware corporation, we may pay dividends only out of surplus or if we have no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, policies of the Board of Governors of the Federal Reserve Board caution that a bank holding company should not pay cash dividends unless its net income available to common stockholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition. The Federal Reserve possesses enforcement powers over bank holding companies and their bank and non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Voting Rights

        Subject to the rights of the holders of any preferred stock, only the holders of our common stock have voting rights and are entitled to one vote for each share held. There are no cumulative voting rights.

Liquidation Rights

        Upon any liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Preferred Share Purchase Rights

        On January 17, 2012, we entered into an Amended and Restated Rights Agreement (the "Rights Agreement") with Dubuque Bank and Trust Company. Under the Rights Agreement, all stockholders receive, along with each share of common stock owned, a preferred stock purchase right (a "preferred share purchase right") entitling them to purchase from us one one-thousandth of a share of Series A Preferred Stock at an exercise price of $70.00 per one one-thousandth of a share, subject to certain adjustments, once these preferred share purchase rights become exercisable.

        The preferred share purchase rights are not exercisable or transferable apart from our common stock until the earlier of (i) the 10th day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of our outstanding common stock or (ii) the 10th business day (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by the Acquiring Person of 15% or more of our outstanding common stock, even if no shares are purchased pursuant to such offer. The definition of "Acquiring Person" under the Rights Agreement is subject to certain exceptions, including acquisitions by Heartland Partnership, L.P. and acquisitions that our board of directors determines are inadvertent and without any intention of changing or influencing control of us. Subject to these exceptions and other conditions, if any person or group of affiliated or associated persons becomes an Acquiring Person, each preferred share purchase right will entitle the holder (other than the Acquiring Person) to receive upon exercise common stock having a market value of two times the exercise price of the right. If after the time that a person or group becomes an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each preferred share purchase right will entitle the holder (other than the Acquiring Person) to receive upon exercise common stock of our company or the acquiring company (or the acquiring company's parent) having a market value of two times the exercise price of the preferred share purchase right.

        Each one one-thousandth of a share of our Series A Preferred Stock, if issued, (i) will entitle holders to a minimum preferential quarterly dividend payment (if declared) of the greater of $0.10 per one one-thousandth of a share or an amount equal to 1,000 times the dividend declared per share of common stock, (ii) will have the same voting power as one share of our common stock and (iii) will entitle holders, upon liquidation, to receive the greater of $0.01 per one one-thousandth of a share (plus any accrued but unpaid dividends) or an amount equal to 1,000 times the payment made on one share of our common stock. In the event of any merger, consolidation or other transaction in which our common stock is converted or exchanged, each one one-thousandth of a share of Series A Preferred Stock will be entitled to receive the same amount received per one share of our common stock.

        We may redeem the preferred share purchase rights for $0.01 per preferred share purchase right at any time before a person has become an Acquiring Person. If we redeem any of the preferred share purchase rights, we must redeem all of the preferred share purchase rights. For as long as the preferred share purchase rights are redeemable, we may amend the preferred share purchase rights to extend the time period in which the preferred share purchase rights may be redeemed, but not to change the redemption price or date of expiration of the preferred share purchase rights. The Rights Agreement also grants our board of directors the option, at any time after any person or group becomes an Acquiring Person but prior to an acquisition at the 50% level, to exchange preferred share purchase rights (other than preferred share purchase rights owned by such Acquiring Person) for shares of our common stock or Series A Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of our common stock, or a fractional share of Series A Preferred Stock (or other preferred stock equivalent in value to one share of our common stock), per preferred share purchase right. The preferred share purchase rights will expire on January 17, 2022, unless earlier redeemed.

        The preferred share purchase rights make a hostile contest for control without communication with our board of directors impractical. The preferred share purchase rights would cause substantial dilution to a potential acquirer that attempts to acquire us in a transaction that is not approved by our board of directors.

Series D Preferred Stock

        Holders of the Series D Preferred Stock are entitled to receive, in any liquidation, dissolution or winding up of our company and before any payment to holders of our common stock, a payment of $1,000 per share plus declared and unpaid dividends on the Series D Preferred Stock (the "Series D Liquidation Amount"). Holders of Series D Preferred Stock are entitled to non-cumulative dividends, if and when declared by our Board of Directors, at a rate of 7.0% of the Series D Liquidation Amount per annum, payable quarterly on February 15, May 15, August 15 and November 15 of each year. We are prohibited from paying any dividends on our common stock unless these non-cumulative dividends on the Series D Preferred Stock have been paid for the most recently completed dividend period.

        We may redeem the shares of Series D Preferred Stock, subject to regulatory approval, at any time on or after September 28, 2018, at a price equal to $1,000 per share plus accrued and unpaid dividends through the date fixed for redemption. The shares of Series D Preferred Stock are convertible, at the option of the holder, in whole or in part at any time into shares of our common stock plus a contingent payment right. The number of shares of common stock currently deliverable upon conversion of each share of Series D Preferred Stock is 39.8883 shares.

        The holders of Series D Preferred Stock are entitled, with respect to each share of such stock, to the number of votes on all matters submitted by us to a vote of holders of our common stock, as is equal to the number of shares of common stock into which each share of Series D Preferred Stock is convertible as of the record date for stockholders entitled to vote. The holders of Series D Preferred Stock are entitled to vote as a separate class on such matters as are required by the Delaware General Corporation Law (the "DGCL"). Generally, these matters include any amendment to our certificate of incorporation or the certificate of designation of the Series D Preferred Stock that would increase or decrease the number of authorized shares or par value of the Series D Preferred Stock, or that would change adversely the powers, preferences or special rights of the shares of Series D Preferred Stock.

        The above description of our common stock, preferred share purchase rights and Series D Preferred Stock, is only a summary and does not purport to be complete. You should review our restated certificate of incorporation and the Rights Agreement for a full understanding of the terms of these securities. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

Certain Provisions of our Certificate of Incorporation and Bylaws

        Some provisions of our certificate of incorporation and bylaws could make the acquisition of control of our company and/or the removal of our existing board of directors and management more difficult, including the following:

  •
  we do not provide for cumulative voting for our directors;

  •
  we have a classified board of directors with each class serving a staggered three-year term;

  •
  a vote of 70% of the outstanding shares of voting stock is required to remove directors, and such directors may only be removed for cause;

  •
  a vote of 70% of the outstanding shares of voting stock is required to amend, alter or repeal our bylaws and certain sections of our certificate of incorporation;

  •
  unless approved by at least two-thirds of the number of members of our board of directors fixed from time to time, a vote of 70% of the outstanding shares of voting stock is required to effect any merger or consolidation of our company or any of our subsidiaries with or into another corporation; effect any sale, lease, exchange or other disposition by us or any of our subsidiaries of all or substantially all of our assets in a single transaction or series of related transactions; or effect any issuance or transfer by us or any of our subsidiaries of any of our voting securities (except as issued pursuant to a stock option, purchase or bonus plan);

  •
  our board of directors may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created and may fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

  •
  our board of directors may issue preferred stock without any vote or further action by the stockholders;

  •
  our board of directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each class of preferred stock;

  •
  all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

  •
  we have advance notice procedures which generally require that stockholder proposals and nominations be provided to us not less than 30 days and not more than 75 days before the date of the originally scheduled annual meeting in order to be properly brought before a stockholder meeting.

Section 203 of the Delaware General Corporation Law

        Section 203 of the DGCL regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with a holder of 15% or more of its voting stock (an "interested stockholder") for a period of three years following the date the person became an interested stockholder, unless:

  •
  the board of directors approved in advance the transaction in which the stockholder became an interested stockholder;

  •
  the stockholder owns at least 85% of the voting stock, excluding shares owned by directors, officers and employee stock plans after the transaction in which such stockholder became an interested stockholder; and

  •
  the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a stockholder meeting, and not by written consent.

This prohibition on business combination transactions with an interested stockholder may be removed, however, if our continuing board of directors proposes business combinations with another party, or our stockholders, by majority vote, determine to opt out of Section 203 of the DGCL and one year has elapsed since the vote.

Transfer Agent and Registrar

        The transfer agent and registrar for our capital stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

        We currently have authorized 200,000 shares of preferred stock, $1.00 par value per share. As discussed above under the heading "Description of Common Stock-General," we have 17,604 shares of authorized but undesignated preferred stock. As of the date of this prospectus, the only shares of preferred stock of our company outstanding were 3,000 shares of Series D Preferred Stock.

        Our certificate of incorporation authorizes our board of directors to create and provide for the issuance of one or more series of preferred stock, without the approval of our stockholders. Prior to the issuance of each series of our undesignated preferred stock, our board of directors is required by the DGCL and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series.

        Subject to limitations prescribed by the DGCL and our certificate of incorporation, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the board of directors. Each series of preferred stock that we offer under this prospectus will, when issued, be fully paid and non-assessable, and will not have, or be subject to, any preemptive or similar rights.

        The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

  •
  the title and stated value of the preferred stock;

  •
  the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

  •
  the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

  •
  whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

  •
  the procedures for any auction and remarketing, if any, for the preferred stock;

  •
  the provisions for a sinking fund, if any, for the preferred stock;

  •
  the provisions for redemption, if applicable, of the preferred stock;

  •
  any listing of the preferred stock on any securities exchange or market;

  •
  the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of our preferred stock, including the conversion price (or its manner of calculation) and conversion period;

  •
  the terms and conditions, if applicable, upon which preferred stock will be exchangeable into our debt securities, including the exchange price, or its manner of calculation, and exchange period;

  •
  voting rights, if any, of the preferred stock;

  •
  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  •
  any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

  •
  any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

Rank

        Unless otherwise specified in the prospectus supplement, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, the preferred stock will rank:

  •
  senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us;

  •
  on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us; and

  •
  junior to all equity securities issued by us the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).

        As used for these purposes, the term "equity securities" does not include convertible debt securities.

Transfer Agent and Registrar

        The transfer agent and registrar, if any, for any series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants, in one or more series, to purchase debt securities, subordinated notes, preferred stock or common stock. Warrants may be issued independently or together with any other security, and may be attached to or separate from such security. We will issue the warrants under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to any warrants we offer. The warrant agent will act solely as our agent and will not act as an agent for the holders or beneficial owners of the warrants.

        This section summarizes the general terms and provisions of warrants that we may offer using this prospectus. We will describe the particular terms of any series of warrants that we may offer in more detail in a prospectus supplement. You should read the prospectus supplement, and refer to the applicable forms of warrant agreement and warrant certificate, for a full understanding of the specific terms of any warrant. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus is a part.

        The prospectus supplement relating to any specific warrants that we offer using this prospectus will describe the following terms of such warrants, if applicable:

  •
  the title and the aggregate number of warrants;

  •
  the debt securities, preferred stock or common stock for which each warrant is exercisable;

  •
  the date or dates on which the right to exercise such warrants commence and expire;

  •
  the price or prices at which such warrants are exercisable;

  •
  the currency or currencies in which such warrants are exercisable;

  •
  the periods during which and places at which such warrants are exercisable;

  •
  the terms of any mandatory or optional call provisions;

  •
  the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

  •
  the identity of the warrant agent; and

  •
  the exchanges, if any, on which such warrants may be listed.

        Before the warrants are exercised, holders of warrants will not have any of the rights of holders of the securities that such holders are entitled to purchase under the warrants.

        Each holder of a warrant will be entitled to purchase the amount or number of securities at the exercise price described in the prospectus supplement that is used to offer the warrants. After the close of business on the day when the right to exercise the warrants terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

        We will specify the place or places where, and the manner in which, warrants may be exercised in the warrant agreement and prospectus supplement that is used to offer the warrants. In general, when we or our warrant agent receive payment and the warrant certificate, endorsed in the manner described in the warrant certificate, at the address we specify in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the securities that you purchased on exercise of warrants. If you exercise fewer than all of the warrants represented by a warrant certificate, we will issue to you a new warrant certificate for the unexercised and unexpired amount of warrants.

DESCRIPTION OF RIGHTS

        This section describes the general terms of the rights to purchase securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of rights. The forms of the subscription agent agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

        Rights may be issued independently or together with any other security and may or may not be transferable. As part of a rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue rights, they will be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

        The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including the record date for stockholders entitled to the rights distribution, the number of rights issued and the type and number of shares of securities that may be purchased upon exercise of the rights, the exercise price of the rights, the date on which the rights will become effective and the date on which the rights will expire, and any applicable U.S. Federal income tax considerations.

        In general, a right entitles the holder to purchase for cash a specific number of shares of securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

  •
  the record date for stockholders entitled to receive the rights;

  •
  the number of shares of common stock or other securities that may be purchased upon exercise of each right;

  •
  the exercise price of the rights;

  •
  whether the rights are transferable;

  •
  the period during which the rights may be exercised and when they will expire;

  •
  the steps required to exercise the rights;

  •
  whether the rights include "oversubscription rights" so that a holder of the rights may purchase more securities if other holders do not purchase their full allotments; and

  •
  whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual "standby" commitment or other arrangement.

        If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

        We may, from time to time, issue units comprised of securities and warrants in any combination. A prospectus supplement will describe the specific terms of the units offered, and any special considerations, including tax considerations, applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. The form of unit agreement will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus is a part.

PLAN OF DISTRIBUTION

        We may offer and sell the securities offered by this prospectus:

  •
  through underwriters;

  •
  through dealers;

  •
  through agents;

  •
  directly to one or more purchasers; or

  •
  through some combination of these methods.

        The applicable prospectus supplement will describe the terms of the offering of any securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from the sale of such securities, including any underwriting discounts and commissions or other items constituting underwriters' compensation, and any discounts, commissions or fees allowed or paid to dealers or agents.

By Underwriters

        If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement specifies otherwise, the obligations of the underwriters or agents to purchase the securities will be subject to some conditions. The underwriters will be obligated to purchase all the offered securities if any of the securities are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

By Dealers

        If a dealer is utilized in the sale of any securities offered by this prospectus, we will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

By Agents

        We may also sell securities offered by this prospectus through agents. We will name any agent involved in the offer and sale and describe any commissions payable by us in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

By Direct Sales

        We may also directly sell securities offered by this prospectus. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of any of those sales in the applicable prospectus supplement.

General Information

        Underwriters, dealers and agents that participate in the distribution of the securities offered by this prospectus may be deemed underwriters under the Securities Act of 1933, as amended (the "Securities Act"), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

        If the applicable prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by some specified institutions to purchase offered securities from us at the public offering price specified in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions stated in the prospectus supplement, and the prospectus supplement will specify the commission payable for solicitation of the contracts.

        Under agreements entered into with us, agents and underwriters who participate in the distribution of the offered securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution regarding payments that the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Unless otherwise indicated in the applicable prospectus supplement and other than our common stock, all securities we offer using this prospectus will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary trading market for any of the securities will ever develop or, if one develops, that it will be maintained or provide any significant liquidity.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable prospectus supplement.

        One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase of the securities. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us, and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

        In connection with an offering of our securities, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of some bids or purchases for the purpose of preventing or slowing a decline in the market price of the securities, and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. Underwriters may also impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers which sell securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be affected on any securities exchange on which the securities may be listed, in the over-the-counter market or otherwise.

VALIDITY OF SECURITIES

        The validity of the securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

        The consolidated financial statements of our company as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of The NASDAQ Stock Market located at One Liberty Plaza,

165 Broadway, New York, NY 10006. For further information on obtaining copies of our public filings at The NASDAQ Stock Market, you should call 1-212-401-8700.

        The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

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  Our Annual Report on Form 10-K for the year ended December 31, 2015;

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  Our Quarterly Report on Form 10-Q for the three months ended March 31, 2016;

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  Current Reports on Form 8-K filed with the SEC on March 16, 2016, April 20, 2016, May 20 2016, and July 17, 2016; and

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  the description of our common stock and preferred share purchase rights included in our registration statements on Form 8-A filed with the SEC, including any amendment or reports filed for the purpose of updating such description, and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference any future filings made by it with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

        You can obtain a copy of any documents which are incorporated by reference in this prospectus or any supplement at no cost by writing or telephoning us at:

Investor Relations
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001
(563) 589-2100

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement relating to the offered securities. We have not authorized anyone to provide you with different information. We are not offering to sell any of the securities that may be offered hereby in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

            Shares

Heartland Financial USA, Inc.

Common Stock

Prospectus Supplement

Raymond James

                    , 2016